Exhibit 10.28

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
BEAUMONT MEDICAL CENTER
8545 COMMON ROAD, WARREN, MICHIGAN 48093
THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (this “Agreement”) is made and entered into as of the Effective Date by and between AMERICAN REALTY CAPITAL VII, LLC, a Delaware limited liability company (“Buyer”), and BEAUMONT MEDICAL BUILDING-WARREN, LLC, a Michigan limited liability company (“Seller”).
In consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.Terms and Definitions. The terms listed below shall have the respective meaning given them as set forth adjacent to each term.
(a)    “Broker” shall mean JDS Real Estate Services, Inc., d/b/a Brown Gibbons Lang & Company Real Estate Partners.
(b)    “Closing” shall mean the consummation of the transaction contemplated herein, which shall occur, subject to any applicable extension periods set forth in this Agreement, on the date that is five business (5) days after the later to occur of (i) the last day of the Due Diligence Period (as defined herein), unless the Buyer waives the full Due Diligence Period and elects to close earlier by providing written notice thereof to Seller, and (ii) the ROFR Date (as defined herein); provided, however, that, in all events, the date of Closing shall not be earlier than December 1, 2015. The date of Closing is sometimes hereinafter referred to as the “Closing Date.” Neither party will need to be present at Closing, it being anticipated that the parties will deliver all Closing documents and deliverables in escrow to the Escrow Agent prior to the date of Closing.
(c)     “Due Diligence Period” shall mean the period beginning upon the Effective Date and extending until 11:59 PM EST on the date that is thirty (30) days thereafter or such earlier date on which Seller receives written notice of Buyer’s waiver of the Due Diligence Period. Seller shall deliver to Buyer all of the Due Diligence Materials within five (5) business days after the Effective Date, and for each day that passes thereafter until all of the Due Diligence Materials are delivered to Buyer, the Due Diligence Period and the Closing Date shall be extended by one (1) business day.
(d)    “Earnest Money” shall mean Six Hundred Sixty Thousand and 00/100 Dollars ($660,000.00). The Earnest Money shall be delivered to Escrow Agent within three (3) business days after the Effective Date. The Earnest Money shall be deposited by Buyer in escrow with Escrow Agent, to be applied as part payment of the Purchase Price at the time of Closing, or disbursed as agreed upon in accordance with the terms of this Agreement. Seller and Buyer each shall pay one-half of all reasonable escrow fees charged by Escrow Agent.

(e)    “Effective Date” This Agreement shall be signed by both Seller and Buyer. The date that is one (1) business day after the date of execution and delivery of this Agreement by both Seller and Buyer shall be the “Effective Date” of this Agreement.
(f)    “Escrow Agent” shall mean Stewart Title Guaranty Company, whose address is One Washington Mall - Suite 1400, Boston, MA 02108, Attention: Annette Comer, Telephone: 617-933-2441, Telecopy: 617-727-8372; E-Mail: acomer@stewart.com. The parties agree that the Escrow Agent and Buyer’s title agent, if any, shall be responsible for (x) organizing the issuance of the Title Commitment (hereinafter defined) and Title Policy (hereinafter defined), (y) preparation of the closing statement, and (z) collections and disbursement of the funds.
(g)    “Guarantor” shall mean each guarantor, if any, of the Leases.
(h)    “Guaranty” shall mean each Lease guaranty executed by a Guarantor.
(i)    “Leases” shall mean those certain leases described on Exhibit A-2 attached hereto and made a part hereof and referred to in Section 6(b)(i) of this Agreement between Seller, as landlord, and the tenants described on Exhibit A-2 attached hereto, as tenant (each tenant, individually, a “Tenant”, and collectively, the “Tenants”), as amended. Each of the Leases may be referred to herein individually as a “Lease” or the “Lease”.
(j)    “Property” shall mean (A) that certain real property located at 8545 Common Road, Warren, Michigan 48093, being more particularly described on Exhibit A-1, attached hereto and incorporated herein (the “Real Property”) together with all buildings, facilities and other improvements located thereon (collectively, the “Improvements”); (A) all right, title and interest of Seller under the Leases and all security deposits (if any) that Seller is holding pursuant to the Leases; (A) all right, title and interest of Seller in all machinery, furniture, lighting, electrical, mechanical, plumbing and heating, ventilation and air conditioning systems and other equipment used in connection with operation of the Real Property and the Improvements, and all carpeting, draperies, appliances and other fixtures and equipment owned by Seller attached or appurtenant to the Real Property and Improvements, and items of personal property of Seller attached or appurtenant to, located on or used in the ownership, use, operation or maintenance of the Property or the Improvements (collectively, the “Personalty”); (A) all right, title and interest of Seller, if any, to any unpaid award for (A) any taking or condemnation of the Property or any portion thereof, or (A) any damage to the Property or the Improvements by reason of a change of grade of any street or highway; (e) all easements, licenses, rights-of-way, air and subsurface rights and appurtenances relating to any of the foregoing, including, without limitation, any reciprocal easement agreements and parking lot agreements; (f) all right, title and interest of Seller in and to any warranties and guaranties respecting the Improvements and Personalty; (g) all right, title and interest of Seller in and to all licenses, permits, authorizations and approvals issued by any governmental agency or authority which pertain to the Real Property and the Improvements, to the extent they exist and are transferable and assignable; (h) to the extent the same are assignable, all site plans, surveys, and plans which relate to the Real Property; and (i) all right, title and interest of Seller in and to any tradenames, logos (including any federal or state trademark or tradename registrations), or other identifying name or mark now used in connection with the Real Property and/or the Improvements, but expressly excluding any such property to the extent owned by any Tenant, it being acknowledged that all "William Beaumont Hospital" signage is so owned and, therefore, excluded.
(k)    “Purchase Price” shall mean Thirteen Million Six Hundred Fifty Thousand and 00/100 Dollars ($13,650,000.00).
(l)    “Real Estate Taxes” shall mean all real estate taxes, rollback taxes, personal property taxes, water and sewer use charges, or payments in lieu of taxes, and any other charges and assessments constituting a lien on the Property.
(m)    “ROFR Date” shall mean the earlier of the date upon which (1) the right of first refusal of William Beaumont Hospital to purchase the Property contained in the operating agreement of Seller (the “WBH ROFR”) expires, or (2) the WBH ROFR is affirmatively waived by delivery of a written waiver.
(n)    “Schreiber Lease Amendment” shall mean that certain amendment to Lease by and between Seller and Theodore Schreiber, M.D. for Suite 150 of the Property, a copy of which is attached hereto as Exhibit O and, by execution hereof, is approved by Buyer.
(o)    Seller and Buyer’s Notice address
(i)    “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:
Beaumont Medical Building-Warren, LLC
c/o Sobel Co.
2385 N.W. Executive Center Drive, Suite 370
Boca Raton, Florida 33431
Attn: Jeffrey E. Sobel
Tel. No.: (561) 994-3434
Email: jsobel@sobelco.com
And to:
Barris, Sott, Denn & Driker, P.L.L.C.
211 W. Fort Street, 15th Floor
Detroit, Michigan 48226
Attn: William G. Barris
Tel. No.: (313) 965-9725
Email: wbarris@bsdd.com
(ii)    “Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

Thomas P. D’Arcy
c/o American Realty Capital Healthcare Trust III, Inc.
405 Park Avenue, 14th Floor
New York, NY 10022
Tel. No.: (212) 415-6500
Fax No.: (646) 861-7805
Email: tdarcy@arlcap.com
And to:
Jesse Galloway, Esq.
c/o American Realty Capital Healthcare Trust III, Inc.
405 Park Avenue, 14th Floor
New York, NY 10022
Tel. No.: (212) 415-6516
Fax No.: (646) 861-7751
Email: jgalloway@arlcap.com

And Due Diligence Materials (if provided by email) to:

duediligence@arlcap.com

With hard copies and/or cds to:

James A. (Jim) Mezzanotte
c/o American Realty Capital Healthcare Trust III, Inc.
7621 Little Avenue, Suite 200
Charlotte, North Carolina 28226
Tel. No.: (704) 626-4400
Fax No.: (212) 415-6507
Email: jmezzanotte@arlcap.com
2.    Purchase and Sale of the Property. Subject to the terms of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for the Purchase Price.
3.    Payment of Purchase Price.
(a)    The Purchase Price to be paid by Buyer to Seller shall be paid by wire transfer of immediately available funds in the amount of the Purchase Price plus or minus prorations, credits and adjustments as provided in Section 4 and elsewhere in this Agreement to Escrow Agent, at the time of Closing, or as otherwise agreed to between Buyer and Seller.
(b)    The parties agree that the value of the Personalty is de minimis, and no part of the Purchase Price is allocated to it.

4.    Proration of Expenses and Payment of Costs and Recording Fees.
(a)    Prorations. The following items will be prorated as of 12:01 A.M. on the Closing Date, with all items of income and expense for the Property being borne by Buyer from and after (and including) the Closing Date: Tenant Receivables (hereinafter defined) and other income and rents that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under service contracts which are assigned, if any; accrued operating expenses; Real Estate Taxes; and any assessments by private covenant for the then-current calendar year of Closing. For the avoidance of doubt, Real Estate Taxes will be prorated as of the Closing Date on a due date basis.
(b)    Taxes
(i)    If Real Estate Taxes for the year of Closing are not known or cannot be reasonably estimated, Real Estate Taxes will be prorated based on Real Estate Taxes for the year prior to Closing. Any additional Real Estate Taxes in the nature of “roll back” taxes or relating to the year of Closing arising out of a change in the use of the Land and Improvements or a change in ownership shall be paid by Seller when due and payable, and Seller will indemnify Buyer from and against any and all such Real Estate Taxes arising out of the transfer of the Property, which indemnification obligation will survive the Closing.
(ii)    If Seller has engaged or will engage prior to the expiration of the Due Diligence Period, consultants for the purpose of protesting the amount of taxes or the assessed valuation for certain tax periods for the Property (“Protest Proceedings”), any cash refunds or proceeds actually distributed (collectively, “Cash Refunds”) will be apportioned as described below. Any Cash Refunds (including interest thereon) on account of a favorable determination, after deduction of costs and expenses incurred for such Protest Proceedings, shall be: (A) the property of Seller to the extent such Cash Refunds were for Real Estate Taxes paid by Seller applicable to a period prior to the Closing Date; (B) prorated between Buyer and Seller for taxes paid for a period during which the Closing Date occurred; and (C) the property of Buyer for Real Estate Taxes for a period after the Closing Date. Seller and Buyer agree to notify the other in writing of any receipt of a Cash Refund within fifteen (15) business days of receipt of such Cash Refund. To the extent either party obtains a Cash Refund, a portion of which is owed to the other party, the receiving party shall deliver the Cash Refund to the other party within fifteen (15) Business Days of its receipt. Buyer agrees and acknowledges that Seller has the right to initiate proceedings to protest the valuation of any of the Property prior to the expiration of the Due Diligence Period. Seller agrees to give Buyer notice of Seller’s intent to initiate such proceedings prior to initiation of such proceedings and at any time subsequent to the end of the Due Diligence Period shall obtain Buyer’s consent to initiation of such proceedings, which consent may be unreasonably withheld.
(c)    Utilities. Buyer will effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. The Seller will ensure that all utility meters are read as of the Closing Date. Seller will be entitled to recover any and all deposits held by any utility company as of the Closing Date.

(d)    Tenant Receivables. Rents due from Tenants under the Leases (including operating expense and real estate tax contributions or reimbursements and similar charges (collectively, “Pass-Through Expenses”)), set-offs due or required to be paid under or by reason of the Leases (collectively called “Tenant Receivables”) shall be adjusted by appropriate credit to the Seller or Buyer (as the case may be) on the Closing Date. If, at the Closing Date, any Tenant is in arrears in the payment of rents (“Uncollected Delinquent Tenant Receivables”), Seller will disclose the same to Buyer in writing or on the rent roll to be delivered to Buyer pursuant to Section 10 hereof and such amounts shall not be adjusted on the Closing Date. Prior to the Closing Date, Seller shall use Seller’s current business practices to collect Uncollected Delinquent Tenant Receivables. From and after the Closing Date, Buyer shall use commercially reasonable efforts to collect Uncollected Delinquent Tenant Receivables. If Buyer shall collect Uncollected Delinquent Tenant Receivables within ninety (90) days after the Closing Date, then Buyer shall turn over to Seller the arrearages so collected, less the reasonable cost of collection thereof, if any; provided, however, Seller may continue to seek to collect the Uncollected Delinquent Tenant Receivables by legal action following the Closing Date. All rents collected by Buyer after the Closing Date (except for amounts specifically billed and paid as end of year reconciliation payments for Pass-Through Expenses, which shall be separately accounted for and allocated, pro rata, between Seller and Buyer as their interest may appear) shall be first applied to rents due and payable after the Closing Date and only the excess thereof shall be paid over to Seller on account of the Uncollected Delinquent Tenant Receivables. Seller shall prepare the reconciliation for Pass-Through Expenses for the Property and provide such reconciliation to Buyer and Buyer’s property manager. Buyer agrees to cause its property manager to cooperate with Seller in preparing such reconciliation. To the extent that items to be apportioned hereunder may be required to be paid directly by a Tenant under its Lease, the same shall not be apportioned, provided, however, that such items shall have been paid by such Tenant currently through the month including the Closing Date. The provisions of this subparagraph 4(d) shall survive Closing and the delivery of the Deed (hereinafter defined), and shall survive the expiration or earlier termination of this Agreement. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller will notify Buyer of such fact and will remit to Buyer that portion of the monies so received by Seller to which Buyer is entitled within ten (10) business days after receipt thereof. With respect to unbilled Tenant Receivables, Buyer covenants and agrees to cause its property manager to (A) bill and pursue collection of the same in the ordinary course of its business, and (B) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due.
A reconciliation or determination of Pass-Through Expenses, Uncollected Delinquent Tenant Receivables and unbilled Tenant Receivables due under the Leases shall be made at Closing to the extent possible. To the extent such information is not available at Closing, the foregoing shall be subject to adjustment following the Closing in accordance with the terms of Section 4(e), below. The provisions of this Section 4(d) will survive the Closing.
(e)    If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 4(a) through (d), then, for each separate item for which an adjustment is to be made, the following will apply: (i) initially the matter subject to allocation at Closing (including without limitation the Pass-Through Expenses) shall be re-prorated within sixty

(60) days following the Closing; (ii) a further adjustment of prorated items shall occur one hundred twenty (120) days following the close of the calendar year in which the Closing occurs; and (iii) a final adjustment shall occur not later than thirty-six (36) months after the Closing. All such rights and obligations under this Section 4(e) will survive the Closing.
(f)    All security deposits under the Leases collected and not properly applied by Seller as of the Closing (and interest thereon if required by law or contract) must be transferred or credited to Buyer at Closing. As of the Closing, Buyer will assume each Seller’s obligations related to the security deposits, but only to the extent they are credited or transferred to Buyer.
(g)    Seller shall pay or be charged with the following costs and expenses in connection with this transaction:
(i)100% of all Title Policy premiums, including search costs and a survey endorsement, but excluding any other endorsements issued in connection with such policies other than endorsements that Seller elects to purchase to cover title issues, if any;
(ii)Any transfer taxes and conveyance fees on the sale and transfer of the Property;
(iii)All costs incurred in connection with the release of existing debt, including, but not limited to, prepayment penalty fees and recording fees for documents providing for the release of the applicable Property from the existing debt;
(iv)Broker’s commission payments, in accordance with Section 24 of this Agreement;
(v)Any unpaid leasing commissions or tenant improvement allowances or outstanding rent concessions related to the Leases, whether or not due and payable; and
(vi)All costs and expenses incurred in connection with the drafting, negotiation and execution of the Schreiber Lease Amendment, including any legal expenses, rent concessions, tenant improvement allowances, landlord work and/or leasing commissions.
(h)    Buyer shall pay or be charged with the following costs and expenses in connection with this transaction:
(i)the cost of recording the covenant deed for the Property;
(ii)Title Policy premiums for any endorsements issued in connection with such policies other than a survey endorsement and endorsements that Seller elects to purchase to cover title issues, if any;
(iii)all costs and expenses in connection with Buyer’s financing, including appraisal, points, commitment fees and the like and costs for the filing of all documents necessary to complete such financing and related documentary stamp tax and intangibles tax; and

(iv)Buyer shall pay for the cost of its own survey, Phase I environmental study and due diligence investigations.
(i)    Each party shall pay its own legal fees incidental to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. For the avoidance of doubt, Buyer shall not be responsible for any legal fees incurred in connection with the drafting, negotiation and execution of the Schreiber Lease Amendment.
5.    Title. At Closing, Seller agrees to convey to Buyer fee simple marketable title to the Property by covenant deed, free and clear of all liens, defects of title, conditions, easements, assessments, restrictions, and encumbrances except for Permitted Exceptions (as hereinafter defined).
6.    Examination of Property. Seller and Buyer hereby agree as follows:
(a)    Within three (3) days after the Effective Date, Buyer shall order a title commitment (the “Title Commitment”) from Escrow Agent and a survey, a Phase I environmental site assessment and a zoning report for the Property and shall deliver same to Seller promptly following receipt. All matters shown in the Title Commitment or survey (“Title Matters”) with respect to which Buyer fails to object prior to the expiration of the Due Diligence Period shall be deemed “Permitted Exceptions”. However, Permitted Exceptions shall not include, and Seller shall be obligated to remove of record prior to or at Closing, any mechanic’s lien or any monetary lien, fine or penalty, or any deeds of trust, mortgage, or other loan documents secured by the Property or any judgments and federal and state tax liens (collectively, “Liens”). Seller shall be required to cure or remove all Liens (by payment, bond deposit or indemnity acceptable to Escrow Agent). Seller shall have no obligation to cure any Title Matter objected to, except the Liens as aforesaid, provided Seller notifies Buyer of any objections which Seller elects not to remove or cure within five (5) business days following receipt of Buyer’s objections. In the event that Seller refuses to remove or cure any objections, Buyer shall have the right to terminate this Agreement upon written notice to Seller given within five (5) business days after receipt of Seller’s notice, upon which termination the Earnest Money, and all interest earned thereon, shall be returned to Buyer and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein. If any matter not revealed in the Title Commitment is discovered by Buyer or by the Escrow Agent and is added to the Title Commitment by the Escrow Agent at or prior to Closing, Buyer shall have until the earlier of (i) ten (10) days after the Buyer’s receipt of the updated, revised Title Commitment showing the new title exception, together with a legible copy of any such new matter, or (ii) the Closing Date, to provide Seller with written notice of its objection to any such new title exception (an “Objection”). If Seller does not remove or cure such Objection prior to the Closing Date, Buyer may terminate this Agreement, in which case the Earnest Money, together with all interest earned thereon, shall be returned to Buyer, Seller shall reimburse Buyer for all third party, out of pocket costs and expenses actually incurred hereunder by Buyer in an amount not to exceed Twenty Thousand and 00/100 Dollars ($20,000.00) and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein.
(b)    Within five (5) business days following the Effective Date, Seller shall provide to Buyer copies of the following documents and materials pertaining to the Property to the extent within Seller’s possession or reasonably obtainable by Seller or Seller’s counsel: (i) a complete copy of all leases and lease guaranties affecting the Property and all amendments thereto; (ii) a copy of all surveys and site plans of the Property, including without limitation any as-built survey obtained or delivered to tenants of the Property in connection with its construction; (iii) a copy of all architectural plans and specifications and construction drawings and contracts for improvements located on the Property; (iv) a copy of Seller’s title insurance commitments and policies relating to the Property; (v) a copy of the certificate of occupancy (or local equivalent) and zoning reports for the Property; and of all governmental permits/approvals; (vi) a copy of all environmental reports for the Property; (vii) copies of the Property’s real estate tax bills for the current and prior two (2) tax years or, if the Property has been owned by Seller for less than two (2) tax years, for the period of ownership; (viii) the operating budget and any common area maintenance (CAM) reconciliations of the Property for the current year and following year, if available; (ix) the operating statements and delinquency reports of the Property for the twenty four (24) calendar months immediately preceding the Effective Date or if a Tenant has been operating for less than twenty-four (24) months, for the period of operation; (x) all service contracts and insurance policies which affect the Property, if any; (xi) a copy of all warranties relating to the improvements constructed on the Property, including without limitation any structural slab or roof warranties; (xii) a written inventory of all items of personal property to be conveyed to Buyer, if any; (xiii) Tenant financials for each Tenant, to the extent reasonably available to Seller and consistent with such Tenant’s reporting requirements, if any; (xiv) Guarantor financials for each Guarantor, to the extent reasonably available to Seller and consistent with each such Guarantor’s reporting requirements, if any; (xv) a copy of all primary and secondary state licenses or regulatory permits for the Property, if any; and (xvi) a copy of any documents relating to a waiver of life safety code or physical plant requirements, if any (collectively, the “Due Diligence Materials”). Seller shall use commercially reasonable efforts to deliver any other documents relating to the Property reasonably requested by Buyer, to the extent within Seller’s or its affiliates’ or agents’ possession or reasonably obtainable by Seller, within three (3) business days following such request. Buyer may examine all material lease correspondence at Seller's offices. Additionally, during the term of this Agreement, Buyer, its agents and designees, shall have the right to enter the Property for the purposes of inspecting the Property, conducting soil tests, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Buyer on the Property shall not damage the Property nor interfere with construction on the Property or the conduct of business by Tenants under the Leases; and provided further, however, that Buyer shall indemnify and hold Seller harmless from and against any and all claims or damages to the extent resulting from the activities of Buyer on the Property, and Buyer shall repair any and all damage caused, in whole or in part, by Buyer and return the Property to substantially its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. In the event Buyer shall fail to return the Property to substantially its condition prior to such damage and Closing does not occur, the actual out-of-pocket cost of so doing shall be deducted from the Earnest Money and paid by Escrow Agent to Seller. Prior to any inspections of the Property, Buyer shall deliver to Seller a certificate of liability insurance evidencing coverage acceptable to Seller of not less than One Million and 00/100 Dollars ($1,000,000.00) combined single limit for bodily injury and property damage and naming Seller as an insured party thereunder. Seller shall reasonably cooperate with the efforts of Buyer and the Buyer’s representatives to inspect the Property. After the Effective Date, Buyer shall be permitted to speak and meet with the Tenants in connection with Buyer’s due diligence. In any such event, Seller shall be entitled to have a representative of Seller present at any meeting or on the telephone during any telephonic discussion. Upon signing this Agreement, Seller shall provide Buyer with the name of a contact person(s) for the purpose of arranging site visits. Buyer shall give Seller reasonable written notice (which in any event shall not be less than two (2) business days) before entering the Property, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Property. Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller and the Escrow Agent prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void, Buyer shall receive a refund of the Earnest Money, together with all interest earned thereon, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein.
(c)    It shall be a condition of Closing that Seller shall have obtained estoppel certificates from each Tenant and Guarantor, certified to Buyer, its lender and their successors and assigns, in substantially the form attached hereto as Exhibit F (the “Estoppel Certificate”). Within two (2) business days following the Effective Date, Seller shall deliver to Buyer, for Buyer’s review and approval, draft Estoppel Certificates for the Leases. Seller shall promptly deliver to Buyer a photocopy or pdf file of the executed Estoppel Certificate when Seller receives the same. Within two (2) business days following the Effective Date, Seller shall request a waiver of any right of first refusal, right of first offer or other purchase option, if any, that any party may have to purchase the Property (and simultaneously provide Buyer with copies of such requests).
(d)    Seller shall use good faith efforts to obtain a subordination, non-disturbance and attornment agreement from each Tenant in form and substance reasonably acceptable to Buyer and Buyer’s Lender, if applicable (each such agreement, an “SNDA”).
(e)    Seller shall use good faith efforts to obtain estoppel certificates with respect to reciprocal easement agreements affecting the Property, as may be reasonably requested by Buyer.
(f)    On or before the expiration of the Due Diligence Period, Buyer shall notify Seller in writing if Buyer elects not to assume at Closing any of the Contracts (defined below). If Buyer does not notify Seller prior to the expiration of the Due Diligence Period that it elects not to assume any of the Contracts, Buyer shall be deemed to have accepted and agreed to assume all of the Contracts. If Buyer exercises its right not to assume one or more Contracts at Closing, Seller shall give notice of termination of such disapproved Contract(s); provided, if by the terms of the disapproved Contract Seller has no right to terminate same on or prior to Closing, Buyer shall be required at Closing to assume all obligations thereunder until the effective date of the termination; provided, further, if any fee or other compensation is due under any disapproved Contract as a result of such termination, whether payable before or after the Closing Date, Seller shall remain obligated to pay the contractor or to reimburse Buyer for the payment of the termination charge. Notwithstanding the foregoing, Seller shall, without notice from Buyer, terminate any and all property management and listing agreements prior to Closing at Seller’s sole cost and expense.

(g)    Seller shall cause its property manager to complete the Property Manager Questionnaire in the form attached hereto as Exhibit L and return the same to Buyer within ten (10) days following the Effective Date.
(h)    If, on or before the expiration of the Due Diligence Period, the Seller is notified by its board of directors (or any other applicable governing body) that (1) Seller is not authorized to perform all of its obligations as set forth in this Agreement, or (2) William Beaumont Hospital is electing to exercise the WBH ROFR, Seller shall promptly deliver written notice of such decision to Buyer, in which event this Agreement shall become null and void, Buyer shall receive a refund of the Earnest Money, together with all interest earned thereon, Seller shall reimburse Buyer for all third party, out-of-pocket costs and expenses actually incurred hereunder by Buyer in an amount not to exceed Twenty Thousand and 00/100 Dollars ($20,000.00), which return and reimbursement shall operate to terminate this Agreement and release Seller and Buyer from any and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein.
(i)    Within three (3) business days of the Effective Date, Seller shall submit to its lender a notice of intent to defease its current loan on the Property; provided, however, that Seller shall not be required to incur any defeasance costs until expiration or waiver by Buyer of the Due Diligence Period and elimination or waiver, by written notice from Buyer, of all conditions precedent to Buyer's obligation to close the purchase of the Property. Following submission of such notice for defeasance, Seller shall provide to Buyer written evidence thereof. Anything in this Agreement to the contrary, if Seller is unable, despite using commercially reasonable efforts, to arrange for the defeasance of the loan by the Closing Date, Seller shall have the right, upon delivery of written notice to Buyer, to extend the Closing Date to the first day of the month following the scheduled Closing Date.
7.    Risk of Loss/Condemnation. Upon an occurrence of a casualty, condemnation or taking, Seller shall notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Property, except as otherwise expressly provided herein, shall be borne by Seller. In the event all or any portion of the Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) so that: (a) any Tenant has a right of termination or abatement of rent under its Leases, whether or not the restoration work shall be timely completed or (b) with respect to any casualty, if the cost to repair such casualty would exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), or (c) with respect to any condemnation, any Improvements or access to the Property or more than five percent (5%) of the Property is (or will be) condemned or taken, then, Buyer may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Buyer’s receipt of written notice of such condemnation, taking or damage, upon which termination, the Earnest Money, together with all interest earned thereon, shall be returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement, except as otherwise expressly set forth herein. With respect to any condemnation or taking (of any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing, the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing, the rights of Seller to the proceeds under Seller’s insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing) and pay to Buyer the amount of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies.
8.    Earnest Money Disbursement. The Earnest Money shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:
(a)    If the Closing occurs, Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller and Buyer on the Closing Date to be applied as part payment of the Purchase Price. If for any reason the Closing does not occur, Escrow Agent shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this clause (a). Subject to the last sentence of this clause (a), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon Escrow Agent for payment of the Earnest Money, Escrow Agent shall give written notice to the other party of the Demand within one (1) business day after receipt of the Demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Escrow Agent, Escrow Agent is hereby authorized to make the payment set forth in the Demand. If Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this clause (a), if, on or prior to the expiration of the Due Diligence Period, Buyer delivers a notice to Escrow Agent and Seller stating that Buyer has terminated this Agreement, then Escrow Agent shall immediately return the Earnest Money, together with all interest earned thereon, to Buyer without the necessity of delivering any notice to, or receiving any notice from, Seller.
(b)    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from Escrow Agent’s mistake of law respecting the scope or nature of Escrow Agent’s duties. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent. Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that Escrow Agent shall hold the Earnest Money in escrow and shall disburse the Earnest Money pursuant to the provisions of this Section 8.
9.    Default

(a)    In the event that Seller is ready, willing and able to close in accordance with the terms and provisions hereof, and Buyer defaults in any of its obligations undertaken in this Agreement and such default remains uncured for a period of five (5) days after written notice of default from Seller, Seller shall be entitled, as its sole and exclusive remedy, to either: (i) if Buyer is willing to proceed to Closing, waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) declare this Agreement to be terminated, and Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller’s sole remedy. Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Seller and Buyer agree that (-x-) actual damages due to Buyer’s default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (-y-) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Property from the market, and (-z-) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing, and such amount shall be paid to Seller as liquidated damages and as Seller’s sole remedy hereunder. Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. In no event under this Section or otherwise shall Buyer be liable to Seller for any punitive, speculative or consequential damages.
(b)    In the event that Seller defaults in any of its obligations undertaken in this Agreement and such default remains uncured for a period of five (5) days after written notice of default from Buyer, or in the event of the failure of a condition precedent set forth in Section 13 of this Agreement, with respect to the Property, Buyer may, as its sole and exclusive remedy, either: (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof; (ii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Earnest Money, together with all interest earned therein, shall be refunded to Buyer Seller shall reimburse Buyer for all third party, out-of-pocket costs and expenses actually incurred hereunder by Buyer in an amount not to exceed Twenty Thousand and 00/100 ($20,000.00) Dollars, which return and reimbursement shall operate to terminate this Agreement and release Seller and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof; (iii) enforce specific performance of Seller’s obligations hereunder; or (iv) by notice to Seller given on or before the Closing Date, extend the Closing Date for a period of up to thirty (30) days (the “Closing Extension Period”) to permit Seller to remedy any such default, and the “Closing Date” shall be moved to the first day of the calendar month following the date of expiration of the Closing Extension Period unless such expiration date is the first day of a calendar month. If Buyer so extends the Closing Date, then Seller may, but shall not be obligated to, cause said conditions to be satisfied during the Closing Extension Period. If Seller does not cause said conditions to be satisfied during the Closing Extension Period, then Buyer shall have the remedies set forth in Section 9(b) (i) through (iii) above, except that the term “Closing” shall read “Extended Closing.” Notwithstanding the foregoing, in the event of a willful or intentional default of Seller hereunder (i.e., not a default caused by a third party other than Seller or which occurs by or because of an event beyond the control of Seller), Buyer shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Buyer at law or in equity; provided, however, in no event shall Seller be liable to Buyer for any punitive, speculative or indirect consequential damages such as, but not limited to, loss of anticipated income or profits from the ownership of the Property or inability to make anticipated distributions by the REIT with which Buyer is an affiliate.
10.    Closing. The Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. Seller shall deliver to Escrow Agent for the benefit of Buyer at Closing the following executed documents:
(a)    A Covenant Deed in the form attached hereto as Exhibit B (the “Deed”);
(b)    An Assignment and Assumption of Leases, Guaranties and Security Deposits, in the form attached hereto as Exhibit C;
(c)    A Bill of Sale for the Personalty, if any, in the form attached hereto as Exhibit D;
(d)    An Assignment of Contracts, Permits, Licenses and Warranties in the form of Exhibit E;
(e)    An original of each Estoppel Certificate from each Tenant and, as applicable, Guarantor, dated no earlier than ten (10 days after the Effective Date. Each Estoppel Certificate must (i) reflect the business terms of the Lease, (ii) not reflect any defaults, (iii) be fully completed, dated and executed, and (iv) be certified to Buyer and its lender. As to any Lease, if the Lease and any amendments, bearing the original signatures of the landlord and tenant thereunder have not been delivered to Buyer previously, a copy thereof confirming that the copy is true, correct and complete shall be attached to the Estoppel Certificate;
(f)    To the extent obtained by Seller, estoppel certificates with respect to reciprocal easement agreements, if any, as may be reasonably requested by Buyer;
(g)    A settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;
(h)    All transfer tax statements, declarations and filings as may be necessary or appropriate for purposes of recordation of the Deed;
(i)    Good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other documents as reasonably requested by Escrow Agent;
(j)    Originals of the Warranties (as hereinafter defined);
(k)    A certificate pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying the non-foreign status of Seller in the form attached hereto as Exhibit M;

(l)    An owner’s title affidavit as to mechanics’ liens and possession and other matters in customary form reasonably acceptable to Buyer and Escrow Agent;
(m)    An original SNDA from each Tenant fully executed and notarized by such Tenant, if requested by Buyer;
(n)    With respect to each Tenant, a Letter to Tenant in form of Exhibit H attached hereto, with such changes as Buyer might reasonably require;
(o)    An updated Rent Roll (defined below), arrears report and schedule of security deposits and letters of credit, certified by Seller to be true and correct;
(p)    A bring down certificate with respect to Seller’s representations and warranties provided herein in the form attached hereto as Exhibit N;
(q)    Certificates of insurance or other evidence reasonably satisfactory to Buyer memorializing and confirming that the Tenants are then maintaining policies of insurance of the types and in the amounts required by the Leases, which shall name Buyer and its mortgagee as additional insured parties and/or as loss payees and/or mortgagees, as appropriate, as their respective interests may appear;
(r)    All records (including originals) within Seller’s or Seller’s managing agent’s possession or reasonably obtainable by such parties reasonably required for the continued operation of the Property, including but not limited to, service contracts, plans, surveys, the Leases, Guaranties, licenses, permits, warranties, guaranties, and records of current expenditures for repairs and maintenance;
(s)    Such other instruments as are reasonably required by Escrow Agent to close the escrow and consummate the purchase of the Property in accordance with the terms hereof; and
(t)    A fully executed and effective Schreiber Lease Amendment.
At Closing, Buyer shall instruct Escrow Agent to deliver the Earnest Money, together with all interest earned thereon, to Seller, which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price to Seller and shall execute and deliver execution counterparts of the closing documents referenced in clauses (b), (g), (h) and (m). Subject to any right of Seller to extend the Closing Date, Buyer shall have the right to advance the Closing to a date acceptable to Seller upon five (5) days’ prior written notice to Seller; provided that all conditions precedent to both Buyer’s and Seller’s respective obligations to proceed with Closing under this Agreement have been satisfied (or, if there are conditions to a party’s obligation to proceed with Closing that remain unsatisfied, such conditions have been waived by such party). The Closing shall be held through the mail, by delivery in escrow of the closing documents to the Escrow Agent, on or prior to the Closing or such other place or manner as the parties hereto may mutually agree.
11.    Representations by Seller. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date:
(a)    Seller is duly organized (or formed), validly existing and in good standing under the laws of its state of organization, and to the extent required by law, the State in which the Property is located. Seller has the power and authority to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound. The execution, delivery and performance of this Agreement does not require the consent or approval of any court, administrative or governmental authority and does not result in the creation or imposition of any lien or equity of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any material agreement to which Seller is a party or the business or operations of Seller or any of its properties or assets, other than the WBH ROFR;
(b)    Seller has not received any written notice of any current or pending litigation, condemnation proceeding or tax appeals affecting Seller or the Property and Seller does not have any knowledge of any pending litigation or tax appeals against Seller or the Property; Seller has not initiated, nor is Seller participating in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property;
(c)    Attached hereto as Exhibit J is a true, correct and complete list of all contracts and agreements relating to the operation or maintenance of the Property (the “Contracts”). Other than the Leases and Contracts, Seller has not entered into any agreements affecting the Property which will be binding upon Buyer after the Closing;
(d)    Except for violations which have been cured or remedied on or before the date hereof, Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Property and Seller does not have knowledge of any such violations, and the Property shall be delivered free from all violations at Closing;
(e)    Seller has fee simple title to the Property free and clear of all liens and encumbrances except for Permitted Exceptions and Seller is the sole owner of the entire lessor’s interest in each Lease. The Property constitutes one or more separate tax parcels for purposes of ad valorem taxation;
(f)    Attached hereto as Exhibit A-2 is a true, correct and complete list of all leases and subleases affecting the Property, including all amendments to such leases and subleases.
(g)    With respect to each Lease: (i) the Lease forwarded to Buyer under Section 6(b) is a true, correct and complete copy of the Lease; (ii) the Lease is in full force and effect, and, to the best of Seller's actual knowledge, there is no default thereunder; (iii) no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the current term of the Lease or any extension or renewal thereof; (iv) Seller has no outstanding obligation to provide Tenant with an allowance to construct, or to construct at its own expense, any tenant improvements; (v) intentionally deleted; (vi) Tenant is not entitled to rental concessions or abatements for any period subsequent to the scheduled date of Closing; (vii) Tenant has not prepaid any rents as of the date hereof nor has Tenant delivered a security deposit, letter of credit or other security in connection with the Lease, except as set forth on Exhibit K attached hereto; (viii) Tenant has not made any request for any assignment, transfer, or subletting in connection with all or a portion of the premises demised to Tenant which is presently pending or under consideration by Seller; (ix) all specified work required to be performed by the landlord under the Lease up to the date of Closing has been completed or will be completed, at Seller’s expense, prior to the Closing; (x) Seller has not received and has no knowledge of any pending notices from Tenant electing to vacate the premises leased to Tenant or exercising any right of Tenant to terminate the Lease; and (xi) Seller has heretofore billed Tenant for all fixed rent and additional rent due under the Lease as of the date hereof;
(h)    Attached hereto as Exhibit A-3 and made a part hereof is a true, correct and complete copy of the rent roll for the Property (the “Rent Roll”);
(i)    There are no occupancy rights, leases or tenancies affecting the Property other than the Leases. Neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any right of first refusal or other purchase right in favor of any other person or entity which will not be waived prior to Closing; and apart from this Agreement, Seller has not entered into any written agreements for the purchase or sale of the Property, or any interest therein which has not been terminated;
(j)    To Seller’s actual knowledge, except as set forth in the environmental reports previously delivered by Seller to Buyer, no hazardous substances have been generated, stored, released, or disposed of on or about the Property in violation of any law, rule or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”) and no adverse environmental condition exists at the Property. Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority (1) concerning any petroleum product or other hazardous substance discharge or seepage at, on, around or under the Property, or migrating from the Property, in violation of any Environmental Laws or; (2) of any pending actions, suits, claims and/or proceedings claiming that Seller, any Tenant or the Property is in violation of any Environmental Laws. For purposes of this Subsection, “hazardous substances” shall mean any substance or material which is defined or deemed to be hazardous or toxic pursuant to any Environmental Laws. To Seller’s knowledge, there are no underground storage tanks located on the Property;
(k)    Exhibit I attached hereto is a true, correct and complete listing of all warranties in effect for the Property (the “Warranties”);
(l)    Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code;

(m)    There presently exists no unrestored casualty or condemnation affecting the Property;
(n)    With respect to each Guaranty: (a) the Guaranty forwarded to Buyer under Section 6(b) is a true, correct and complete copy of the Guaranty; and (b) the Guaranty is in full force and effect and there is no default thereunder;
(o)    To Seller’s actual knowledge and except for Seller’s confidential materials and internal correspondence and communications with its members, Seller has provided Buyer with access to all Due Diligence Materials itemized in Exhibit B of that certain Letter of Intent between Seller and Buyer dated August 4, 2015. Seller represents and warrants that such Due Diligence Materials are true and correct copies of the same materials in Seller’s files; and
(p)    Jeffrey E. Sobel has the most knowledge among Seller’s principals and employees of the subject matter of Seller’s representations and warranties contained in this Agreement.
References in Section 11 above to the "knowledge" of Seller shall refer to the actual knowledge of Jeffrey E. Sobel, after consultation with the property manager of the Real Property; provided, however that neither Jeffrey E. Sobel nor the property manager shall have any personal liability under this Agreement..
The representations and warranties of Seller shall survive Closing for a period of one (1) year.
12.    Representations by Buyer. Buyer represents and warrants to, and covenants with, Seller as follows:
(a)    Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.
(b)    To Buyer's knowledge, there are no actions or proceedings pending or threatened against Buyer or its affiliates which requires consent of a third party or court or which challenges or impairs Buyer's ability to execute or perform its obligations under the terms of this Agreement.

The representations and warranties of Buyer shall survive Closing for a period of one (1) year.
13.    Conditions Precedent to Buyer’s Obligations. Buyer’s obligation to pay the Purchase Price, and to accept title to the Property, shall be subject to compliance by Seller with the following conditions precedent on and as of the date of Closing:
(a)    Seller shall deliver to Buyer on or before the Closing the items set forth in Section 10 above;
(b)    Buyer shall receive from Escrow Agent or any other title insurer approved by Buyer in its judgment and discretion, a current ALTA owner’s form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the Real Property and the Improvements (including any beneficial easements) in the amount of the Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates Buyer’s good and marketable title in fee simple to the Real Property and the Improvements and otherwise in such form and with such endorsements as provided in the title commitment approved by Buyer pursuant to Section 6 hereof and subject only to the Permitted Exceptions (the “Title Policy”);
(c)    INTENTIONALLY DELETED;
(d)    Each Tenant shall be in possession of the premises demised under its respective Lease or Leases, open for business to the public (provided that such Tenant need not be operating the entirety of the floor area demised under the Lease or Leases), and paying full and unabated rent under such Lease or Leases, and no Tenant shall have assigned its Lease or Leases or sublet the all or any portion of the demised premises, except for those subleases itemized on Exhibit A-2 attached hereto;
(e)    The representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;
(f)    Seller shall have delivered to Buyer a written waiver from any party of any right of first refusal, right of first offer or other purchase option that such party may have, pursuant to the Leases or otherwise, to purchase the Property from Seller or satisfactory proof of the expiration thereof;
(g)    Seller shall have made all contributions, payments and/or reimbursements and completed any and all work required by any governmental authority in connection with the construction and development of the Property, including, without limitation, as required by any variance or site plan approval; and

(h)    Seller shall have obtained and delivered in written form to Buyer any and all prior consents or approvals necessary to execute, deliver and perform the obligations set forth in this Agreement, including written resolutions authorizing the performance of the obligations set forth in this Agreement by the board of directors of Seller.
In the event that the foregoing conditions precedent have not been satisfied as of Closing, Buyer shall have the rights and remedies set forth in Section 9(b) of this Agreement.
14.    Conditions Precedent to Seller’s Obligations. Seller’s obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:
(a)    Buyer shall deliver to Escrow Agent on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 4 hereof; and
(b)    The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.
15.    Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date: (i) delivered by facsimile transmission or by electronic mail (e.g., email), with a copy sent by one of the other methods of delivery described in this Section 15, (ii) delivered in person, (iii) deposited in the United States mail, registered or certified, return receipt requested, or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith. Notwithstanding the foregoing, Seller and Buyer agree that notice may be given on behalf of each party by the counsel for each party and notice by such counsel in accordance with this Section 15 shall constitute notice under this Agreement.
16.    Seller Covenants. Seller agrees that it: (a) shall continue to operate and manage the Property in the same manner in which Seller has previously operated and managed the Property; (b) shall, subject to Section 7 hereof and subject to reasonable wear and tear, maintain the Property in the same (or better) condition as exists on the date hereof; and (c) shall not, without Buyer’s prior written consent, which, after the expiration of the Due Diligence Period may be withheld in Buyer’s sole discretion: (i) amend the Leases in any manner (except to effectuate the Schreiber Lease Amendment) or enter into any new lease, license agreement or other occupancy agreement with respect to the Property; (ii) consent to an assignment of any Lease or a sublease of the premises demised thereunder or a termination or surrender thereof; (iii) terminate any Lease or release any guarantor of or security for any Lease unless required by the express terms of such Lease; (iv) enter into any contracts unless terminable by Seller without penalty upon not more than thirty (30) days’ prior notice; and/or (v) cause, permit or consent to an alteration of the premises demised under the

Leases (unless such consent is non-discretionary). Seller shall promptly inform Buyer in writing of any material event adversely affecting the ownership, use, occupancy or maintenance of the Property, whether insured or not.
17.    314 Audit. Upon Buyer’s request, for a period of one (1) year after Closing, Seller shall make the financial statements, including balance sheets, income statements, stockholders’ equity statements and cash flow statements and related notes prepared in accordance with United States generally accepted real estate accounting principles, uniformly applied, and any and all books, records, financial data, leases, delinquency reports and all other documents and matters (other than confidential and privileged information and internal correspondence and communications with its tenants and/or members) maintained by Seller or their agents and relating to receipts, expenditures, contributions and distributions reasonably necessary to complete an audit pertaining to the Property for the three (3) most recent full calendar years and the interim period of the current calendar year (collectively, the “Records”) available to Buyer and/or its auditors for inspection, copying and audit by Buyer’s designated accountants, and at Buyer’s expense. Seller shall provide Buyer and/or its auditors, but without expense to Seller, with copies of, or access to, such factual and financial information as may be reasonably requested by Buyer or its designated accountants, and in the possession or control of Seller, to enable Buyer to file any filings required by the Securities and Exchange Commission (the “SEC”) in connection with the purchase of the Property. Seller understands and acknowledges that Buyer is required to file audited financial statements related to the Property with the SEC within seventy-one (71) days of the Closing Date and agrees to provide any Records and requested reasonable representations and/or certifications to the Buyer’s auditors, on a timely basis to facilitate Buyer’s timely submission of such audited financial statements.
18.    Performance on Business Days. A "business day" is a day which is not a Saturday, Sunday or legal holiday recognized by the Federal Government. Furthermore, if any date upon which or by which action is required under this Agreement is not a business day, then the date for such action shall be extended to the first day that is after such date and is a business day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next succeeding business day.
19.    Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.
20.    Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

21.    No Representations or Warranties. Buyer agrees that it will perform examinations and investigations of the Property prior to the expiration of the Due Diligence Period, including specifically, without limitation, examinations and investigations for the presence of hazardous materials, and that, except as expressly set forth herein or in any document executed by Seller and delivered to Buyer at Closing, Buyer will rely solely upon such examinations and investigations in consummating the purchase provided for in this Agreement. Notwithstanding anything to the contrary herein, it is expressly understood and agreed that, except as expressly set forth herein or in any document executed by Seller and delivered to Buyer at Closing, Buyer is purchasing the Property "as is" and "where is", and with all faults and that Seller is making no representations or warranties, whether express or implied, by operation of law or otherwise, with respect to the quality, physical condition or value of the Property, the income or expenses from or of the Property or the compliance of the Property with applicable building or fire codes or other laws or regulations. Without limiting the foregoing, it is understood and agreed that Seller makes no warranty of habitability, suitability, merchantability or fitness for a particular purpose. Buyer agrees that Seller is not liable or bound by any guarantees, promises, statements, representations or information pertaining to the Property made or furnished by any financial advisor, real estate agent, broker, employee, servant or other person representing or purporting to represent Seller, except as and to the extent expressly set forth herein or in any document executed by Seller and delivered to Buyer at Closing. Buyer and Seller agree that the provisions of this Section 21 shall survive the Closing.
22.    Applicable Law. This Agreement shall be construed under the laws of the State or Commonwealth in which the Property is located, without giving effect to any state's conflict of laws principles.
23.    Tax-Deferred Exchange. Buyer and Seller respectively acknowledge that the purchase and sale of the Property contemplated hereby may be part of a separate exchange (an “Exchange”) being made by each party pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated with respect thereto. In the event that either party (the “Exchanging Party”) desires to effectuate such an exchange, then the other party (the “Non-Exchanging Party”) agrees to cooperate fully with the Exchanging Party in order that the Exchanging Party may effectuate such an exchange; provided, however, that with respect to such Exchange (a) all additional costs, fees and expenses related thereto shall be the sole responsibility of, and borne by, the Exchanging Party; (b) the Non-Exchanging Party shall incur no additional liability as a result of such exchange; (c) the contemplated exchange shall not delay any of the time periods or other obligations of the Exchanging Party hereby, and without limiting the foregoing, the scheduled date for Closing shall not be delayed or adversely affected by reason of the Exchange; (d) the accomplishment of the Exchange shall not be a condition precedent or condition subsequent to the Exchanging Party's obligations under the Agreement; and (e) the Non-Exchanging Party shall not be required to hold title to any land other than the Property for purposes of the Exchange. The Exchanging Party agrees to defend, indemnify and hold the Non-Exchanging Party harmless from any and all liability, damage or cost, including, without limitation, reasonable attorney's fees that may result from Non-Exchanging Party's cooperation with the Exchange. The Non-Exchanging Party shall not, by reason of the Exchange, (i) have its rights under this Agreement, including, without limitation, any representations, warranties and covenants made by the Exchanging Party in this Agreement (including but not limited to any warranties of title, which, if Seller is the

Exchanging Party, shall remain warranties of Seller), or in any of the closing documents (including but not limited to any warranties of title, which, if Seller is the Exchanging Party, shall remain warranties of Seller) contemplated hereby, adversely affected or diminished in any manner, or (ii) be responsible for compliance with or deemed to have warranted to the Exchanging Party that the Exchange complies with Section 1031 of the Code.
24.    Broker’s Commissions. Buyer and Seller each hereby represent that, except for the Broker listed herein, there are no other brokers involved or that have a right to proceeds in this transaction. Buyer and Seller shall each be responsible for payment of one-half of any commissions to Broker pursuant to one or more separate written agreements executed by Buyer, Seller and Broker. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys' fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder's fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party. The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.
25.    Assignment. Buyer may assign its rights under this Agreement, provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder until Closing is complete. Buyer is entering into this Agreement for and on behalf of a related special purpose entity titled ARHC BMWRNMI01, LLC (“Approved Assignee”) and intends to assign Approved Assignee its rights hereunder prior to Closing.
26.    Attorneys’ Fees. In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s reasonable attorneys’ fees and disbursements and court costs incurred in such action.
27.    Time of the Essence. Time is of the essence with respect to each of Buyer’s and Seller’s obligations hereunder.
28.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Agreement which are transmitted electronically shall be valid for all purposes, however any party shall deliver an original signature on this Agreement to the other party upon request.
29.    Anti-Terrorism. Neither Buyer or Seller, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).
[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BUYER:	SELLER:

AMERICAN REALTY CAPITAL VII, LLC, a Delaware limited liability company	BEAUMONT MEDICAL BUILDING-WARREN, LLC, a Michigan limited liability company
By: AR Capital, LLC, a Delaware limited liability company, its sole member

By:/s/ William M. Kahane Name: William M. Kahane Title: Manager	By:/s/ Jeffrey E. Sobel Name: Jeffrey E. Sobel Title: President

Date: October 5, 2015	Date: October 6, 2015

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO ESCROW AGENT AND THE EARNEST MONEY.
ESCROW AGENT:
STEWART TITLE GUARANTY COMPANY
By: /s/ Annette M. Comer
Name: Annette M. Comer
Title: Vice President
Date: October 9, 2015